Exhibit 99.1

Jay Nadler
c/o Information Holdings Inc.

2777 Summer Street, Suite 602
Stamford, Connecticut 06905
Information Holdings Inc. (IHI)
November 29, 2004

Continuation Sheet

Form 4

Statement of Changes in Beneficial Ownership

Explanation of Responses:

Pursuant to the Agreement and Plan of Merger, dated as of June 28, 2004 (the “Agreement”), among Information Holdings Inc., The Thomson Corporation and Thyme Corporation, upon consummation of the merger, these options were cancelled in exchange for a cash payment equal to $225,000, representing the difference between the exercise price of the option and the merger consideration of $28.00 per share.